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                              DATED _______________



                                    AGREEMENT









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                                    CONTENTS

Clause                                                      Page
------                                                      ----

1             Definition                                      3
2             Subject Matter of Agreement                     3
3             Distributor's Obligations                       4
4             Supplier's Obligations                          5
5             Prices, Terms and Conditions                    7
6             Limitation Damages                              7
7             Patents and Protection of Designs               8
8             Trademark                                       8
9             Sub-dealers                                     9
10            Minimum Requirements                            9
11            Limitations                                    10
12            Duration and Termination                       11
13            Law Applicable                                 12
14            Settlement of Disputes                         12
15            Miscellaneous                                  12




                                 --------------


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THIS AGREEMENT (the "Agreement") is dated _______________ and made


BETWEEN

(a) Agro-Dan, Inc. (hereinafter referred to as the "Distributor"), 10 Alvin Court, East Brunswick, New Jersey 08816, USA, duly organized and existing under the laws of the state of Delaware a subsidiary of Eco Science (hereinafter referred to "ECS"), 10 Alvin Court, duly organized and existing under the laws of the state of Delaware;

(b) GRODANIA A/S, registration number A/S 104.022, Hovedgaden 501, 2640 Hedehusene, Denmark, duly organized and existing under the laws of Denmark, (hereinafter referred to as the "Supplier").



In consideration of the mutual promises, agreements, and covenants hereinafter set forth, it is mutually agreed as follows:


CLAUSE 1 - DEFINITION

SUPPLIER is a supplier of growing substrates based on mineral wool products for the horticultural industry/intensive greenhouse farming, sold under the trademark GRODAN(R) (hereinafter referred to as the "Trademark") which may be manufactured by Supplier or by other members of the Rockwool International Group. The Agreement comprises products for growing purposes consisting of propagation units, growing blocks, wrapped and unwrapped slabs and granulates (hereinafter referred to as the "Products").


CLAUSE 2 - SUBJECT MATTER OF AGREEMENT


2.1. Supplier hereby grants to Distributor the sole and exclusive right to sell the Products in all of the States of the United States, including its territories and possessions, Canada, Mexico and the Caribbean (hereinafter referred to as the "Territory").

Distributor shall not be entitled to export the Products to areas outside the Territory without the prior written consent from Supplier and Distributor is obliged to make sales to a third party subject if legally possible to export clause forbidding exports outside the Territory by such third party.

2.2. Supplier shall not, except as provided in clause 2.3 and 2.4, export Products into, or sell


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         Products in the Territory except to Distributor. Supplier will not establish any distribution in the Territory nor will it support any distributor other than AGRO-DAN INC. for sale of products in the Territory. In the event of any documented infraction by Supplier or other members of the Rockwool International Group and/or its official distributors of this clause. Supplier will pay to the Distributor a mutually agreed upon compensatory commission.


2.3. In the event of larger projects in the Territory being handled outside the Territory, Supplier will refer such inquiries to Distributor. If orders for commercial, legal or any other reason cannot be obtained by Distributor after Distributor has been informed of such orders and given a reasonable time to obtain them, Supplier is entitled to sell directly to contractors in question. In such case Distributor is entitled to receive a commission of 10 percent (based on Ex Works Price) and payment will take place upon completion of said contract, as and when payment to Supplier has taken place.

2.4. Supplier can in addition to clause 2.2. and 2.3. by way of direct sales export Products into or sell Products to customers in the Territory. In case of such direct sales Supplier will pay to the Distributor a commission of 10 percent based on ex works prices. The commission will be due in quarterly installments being payable each January 1, April 1, July 1, and October 1. Distributor cannot put forward any claims against Supplier except for Supplier's payment of commission stipulated in this clause.

         It is not the intention of Supplier to actively seek direct sales in the Territory. Such direct sales and/or exports shall only take place if Distributor for commercial, legal or any other reason cannot obtain certain orders after Distributor has been given reasonable time to obtain such orders.


CLAUSE 3 - DISTRIBUTOR'S OBLIGATIONS


3.1. Distributor shall promptly disclose to Supplier all improvements and new ways of using the Products useful in connection with the use and sale of the Products developed by Distributor or seen in the territory during the term of this Agreement, whether patentable or not, and Supplier shall have the right to make use of the same royalty free. Supplier's right to make such use shall survive the termination of the Agreement.

3.2. All information relating to GRODAN inventions and other information furnished by Supplier to Distributor and used by the Distributor pursuant to this Agreement shall be deemed to be the property of Supplier and to have been disclosed in confidence and shall be held in confidence by Distributor. Distributor shall exert all faithful and reasonable efforts to prevent any disclosure thereof to third parties during the term of this Agreement

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         and for so long thereafter as such information shall not be generally known in the trade.

         Nothing in this Clause is intended, or shall be construed to prohibit disclosure to the adviser referred to in Clause 3.7., or to customers in connection with the use of the Products.

3.3. Distributor shall keep Supplier currently informed about market conditions in the Territory i.e. state of competition, pricing, activities etc.

3.4. On an annual basis, in September each year, Distributor shall give to Supplier a plan showing the activities which Distributor will carry through in order to expand the application of the Products in the Territory. It is imperative that the plan contains an overall picture of status, budgets and activities, describing the USA, Canada and Mexico separately.

3.5. Each year before the end of June and December Distributor will furnish Supplier with a report showing the development of sales in the Territory compared to the plan and to the corresponding period for the previous year and a high-light of current activities.

3.6. Distributor shall endeavor to maintain the best possible co-operation with Supplier in order to maximize sales and in order to secure that present and potential customers are given a technical, horticultural advisory service which will enable such customers to appreciate the full benefits connected with the proper use of the Products and secure optimal growing results.

3.7. Distributor shall engage fully qualified horticultural, technical advisors, consistent with market demands and performance requirements of GRODAN.

3.8. Distributor will, with regular intervals and/or upon reasonable request disclose to Supplier a list of all customers having purchased the Products over the previous period. The information per customer will comprise name, address and telephone number as well as Product(s) purchased. If available, information about crops, acreage and applications will be added as well.

3.9. Distributor is under an obligation in the Distributors' Delivery Terms to insert provisions securing that the Supplier cannot be met with claims for indirect loss of any kind of product liability from sales to Peat Mixers (buyers mixing Supplier's granulates with other products and selling such mixed products to end-users or sub-distributors). If such a limitation is not included in the Distributor's agreement with Peat Mixers and end-users, the Distributor may not seek reimbursement for any claims made by such Peat Mixers and/or end-users. If, however, such limitation included in the Distributor agreement with Peat Mixers and/or end-users is deemed unenforceable by applicable law, the Distributor shall be entitled to seek reimbursement from Supplier from and against any such claim from Peat Mixers and/or end-users asserted against Distributor.

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CLAUSE 4 - SUPPLIER'S OBLIGATIONS


4.1. Supplier shall give Distributor access to all information in the possession of Supplier useful in connection with the sale and use of the Products. Supplier shall, at his own expense, provide technical business managers in key marketing areas as deemed necessary by the Supplier for the purpose of rendering technical advise to Distributor and/or end-users with respect to sale and application of the Products. All costs concerned with Distributor's participation to be borne by Distributor. Supplier is at liberty to pay visits to growers etc. at his own expense and without Distributor's presence. Both parties agree that it is of great importance to keep each other informed of customer visits. Supplier may during the term of the Agreement for strategic reasons decide to stop services rendering technical advise or otherwise reorganize the set-up of technical advise for instance by means of setting up a separate company for this purpose. If such a strategic decision is made the obligation on the part of the Supplier to render technical advise shall cease and Distributor will in this case if needed have such technical services rendered from a third party. Distributor will still receive technical support free of charge.

4.2. Supplier shall call to the attention of Distributor any other growing substrates for other market segments, e.g. agriculture, forestry and retail developed by Supplier - provided they not be replacement for Products as described under clause 1.1 - during the term of this Agreement, and Distributor shall have the option to obtain the exclusive right to sell any such products in the Territory during the term of this Agreement (including any renewals hereof), ON THE TERMS STIPULATED IN THIS AGREEMENT



         Clause 4.2 does not apply to Supplier's environmental diversification projects such as Sound Absorbent Walls and Roof Greening which Supplier is free to develop and market independently of Distributor.

         If the Distributor request the Supplier to develop viable products fitting Distributor's diversification plans, Supplier will in good faith with active input from Distributor try to reveal whether or not such a product can be developed. SUPPLIER CANNOT WITHOUT A REASONABLE CAUSE REJECT SUCH DEVELOPMENT. AS A REASONABLE CAUSE CAN AMONG OTHERS BE THE COSTS OF DEVELOPMENT, THE MARKET POTENTIAL RELATED TO THE DEVELOPMENT OF SUCH PRODUCTS.


4.3. Supplier shall pass on to Distributor all relevant information about the inquiries from the Territory which may reach Supplier.

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4.4.     Supplier warrants and represents to Distributor that this Agreement, when executed and delivered by the parties, will under Danish law be a valid and binding agreement, enforceable in accordance with its terms. Likewise, Distributor warrants and represents to Supplier that this Agreement, when executed and delivered by the parties will under U.S. law be a valid and binding agreement enforceable in accordance with its terms.

4.5. Multi brand marketing is an essential part of the Supplier's marketing concept. THE PARTIES WILL MAKE A JOINT DECISION WITH RESPECT TO SUCH MULTI BRAND MARKETING ENABLING DISTRIBUTOR TO SELL OTHER BRANDS A right for Distributor to sell such other brands will not be given unless the FOLLOWING requirement has been fulfilled:


         (i) Distributor shall ensure that among others sales, marketing, service, advise and distribution channels for such other brand are separate from that of the Products including - but not limited to - separate personal handling of the different brands. The handling of the different brands shall be conducted in such a way that the customers have the impression that the two brands are being handled by separate entities.

         (ii)  The parties agree on sales targets regarding the other brands.




CLAUSE 5 - PRICES, TERMS AND CONDITIONS


5.1. The Supplier has no obligation to supply from any specific location. The parties have by way of the Agreement modified the clause Ex Works (INCOTERMS) so that the risk of loss will pass from Supplier to Distributor at the time where Products have been loaded on to the carrier at the Supplier's premises in Denmark, Holland and Canada. This alteration of the time where the risk of loss passes to Distributor has not in any other way altered the application of the clause Ex Works (INCOTERMS). 90 days before any change in prices can take effect Supplier and Distributor will enter into discussions as to the level of such a change. The decision to make a change in prices is the sole decision of the Supplier and the Supplier will give 30 days' notice before any change in prices is effected. The notice shall state the specific prices regarding Products to be applied after the elapse of the 30 days' notice period. HOWEVER IT IS AGREED THAT PRICES DURING THE FIRST YEAR OF THIS AGREEMENT CAN INCREASE NO MORE THAN 4% FROM THE LEVEL IN FORCE REPRESENTED BY THE CURRENT PRICE LIST AT THE COMMENCEMENT OF THIS AGREEMENT. FOR THE SECOND YEAR THE MAXIMUM INCREASE IS 5% AND FOR THE THIRD YEAR 6%.




CLAUSE 6 - LIMITATION DAMAGES

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6.1.     Supplier is never to be held responsible for any loss which a defective delivery might inflict on buyer or third party in connection with application of the supplied goods. Responsibility for any form of loss of profits as well as for any loss inflicted on buyer or third party in consequence of delay or for any other reason is of no concern of Supplier's. In the event of larger accounts in the Territory requiring extra security with regard to deliveries Supplier agrees to negotiate special conditions with Distributor, these negotiations to be carried out in good faith and within reasonable time.

         Supplier and Distributor shall both take out "Product Liability Insurance" and Supplier and Distributor shall by way of a statement from either party's insurance company state coverage (amounts per year and per occurrence) and own risk of the insured.


CLAUSE 7 - PATENTS AND PROTECTION OF DESIGNS


7.1. Distributor undertakes not in any way to attack directly or through third parties the patents or other proprietary rights belonging to Supplier.

         Apart from the above situation Supplier shall indemnify and hold Distributor harmless from and against any and all claims, damages, losses, and expenses (including reasonable attorney's fees) based upon or arising out of any claim or determination (and the investigation thereof) that the Products violate patents or other proprietary rights of third parties. Supplier at its sole cost and expense may upon notice to Distributor assume through counsel the defense of any litigation brought by a third party.

         Should Supplier after having been presented with a claim or determination as mentioned above decide to assume the defense or to discontinue legal action already assumed, Supplier may terminate this Agreement with Distributor and Supplier shall only be obliged to pay damages and losses suffered by Distributor as provided in the first sentence of second paragraph of this clause 7.1 and expenses to Distributor. Distributor as provided in the first sentence on the second paragraph of this clause 7.1 shall in this case not be entitled to raise any claim for any other damages or losses.

         Should Distributor in this case wish to assume the defense of legal action brought by third party Distributor shall be entitled to do so at its own expense. Should Distributor win the legal action the Agreement shall remain in full force and effect.

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CLAUSE 8 - TRADEMARK


8.1. Supplier has or shall endeavor to register the "Trademark" and Distributor shall be entitled to use the Trademark during the term of this Agreement, but shall not be entitled to register or use, either during the term of this Agreement or at any time hereafter, any mark or name having such similarity to the Trademark as would be likely to cause confusion.

         The Trademark and any and all good-will associated with symbolized by the Trademark shall be the property of Supplier.

         Distributor may in connection with the distribution of Products use the name "AGRO DYNAMICS INC." or a variant thereof, all of which shall remain the sole property of Distributor. If distribution is to be made in name of another company this is to be approved by Supplier which shall not be unreasonably withheld.


CLAUSE 9 - SUB-DEALERS

9.1. Distributor shall not be entitled to grant any right to third parties in the Territory to sell any of the Products, without previous written consent of the Supplier, which shall not, however, be unreasonably withheld.


CLAUSE 10 - TARGETS


10.1. Distributor will, during the term of this Agreement, consistent with sound business practice and using its reasonable efforts, sell and purchase the maximum amount of Products practicable.

         Distributor shall in consultation with Supplier and on an annual basis in the third quarter of each calendar year, evaluate project potentials, sales and market share targets and activities for the following calendar year per.

         1. Geographical marketing area
         2. Application area
         3. Product group


         A minimum growth per year (within the product groups mentioned in clause 1.1.) over five (5) years in U.S. sales dollar purchases (ex works) will be required in order to satisfy

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         the mutually agreed upon expectations of both Supplier and Distributor.

         TARGETS per year:

         2000: amounts sold for the year 1999 + 15%
         2001: amounts sold for the year 2000 + 14%
         2002: amounts sold for the year 2001 + 13%
         2003: amounts sold for the year 2002 + 12%
         2004: amounts sold for the year 2003 + 11%

         The TARGETS comprehend only the Products and not additional products sold by Distributor according to clause 4.2 or 4.5

         Any GRODAN products imported into the Territory through other channels than Distributor's shall be recorded by both parties at ex works equivalent price level and credited to the minimum yearly purchases

         Distributor will maintain a reasonable stock of the Products in the Territory, the quantity to be agreed upon by both parties acting reasonably and in good faith. Supplier will maintain a reasonable level of product quality and delivery service. On the other hand, Distributor will not exceed reasonable stock levels with the sole purpose of reaching minimum purchase levels otherwise not obtained.

         In the event Supplier has severe difficulties in fulfilling Distributor's product requirements within agreed delivery times and Distributor, as a cause of Supplier's failure to deliver, therefore cannot meet minimum requirements, the minimum purchase requirements shall be reduced accordingly.

10.2. THE TARGETS ARE MERELY GUIDELINES FOR THE DEVELOPMENT IN THE PURCHASE AND A NON-FULFILLMENT CANNOT GRANT SUPPLIER THE RIGHT TO TERMINATE THE AGREEMENT.

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10.3.    Distributor's obligation to purchase the Products shall be excused if
         Distributor's or Supplier's failure to perform is due to force majeure, war, fire, flood, severe weather, accident, strike, delay in transportation, order of a court or governmental agency, or other causes - including but not limited to a new or current supplier buying market share - reasonably beyond the control of the party failing to perform.


CLAUSE 11 - LIMITATIONS

11.1. During the term of this Agreement Distributor shall not, directly or indirectly, deal in or produce any products competing with the Products or any other directly or indirectly competing product in any market segment including - but not limited to - products for retail, forestry and agriculture. Any other growing media is regarded as a competitive product, unless otherwise is agreed to in writing which agreement shall not be unreasonably withheld by Supplier.

         Upon termination of this Agreement whatever the reason might be, both parties are mutually committed not to pass on any confidential information having been given by the other party.


CLAUSE 12 - DURATION AND TERMINATION


12.1. This Agreement shall commence January 1, 2000 and continue until December 31, 2004.

         This Agreement shall automatically be extended for successive FIVE(5) year terms unless either party by at least six (6) months prior written notice to the other given during the then current term elects reasonably and in good faith to terminate this Agreement at the end of the then current term. This Agreement may also be terminated as elsewhere in this Agreement expressly provided. Any termination of this Agreement as provided anywhere herein shall not effect any rights or claims of any party arising prior to such termination.

12.2. In the event that either Supplier or Distributor determines during the original or any extended term of this Agreement to construct or acquire and operate in the Territory greenhouses or other facilities utilizing the Products, it will advise the other.

12.3. Either party may terminate the Agreement if the other party fails to perform any material obligation according to the Agreement. As an example of a material obligation a reference can be made to clause
         12.5. If a material obligation under the Agreement is not being complied with, the non-

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         defaulting party can forward a demand to the defaulting party stating that a non-compliance has occurred and the nature of such non-compliance. The defaulting party must be given a 2 weeks' notice from receipt of the demand in order to remedy the breach. If the defaulting party has not remedied the breach within this time limit, the non-defaulting party can terminate the Agreement with immediate effect.

         In the event that Distributor shall become involvent, or go bankrupt, or shall be placed under control of a receiver, liquidator, or committee of creditors, or in the vent of a judicial or voluntary liquidation of Distributor, this Agreement may be terminated by the Supplier with immediate effect.

12.4. IF ANY OF THE CIRCUMSTANCES LISTED IN THE SHAREHOLDERS AGREEMENT BETWEEN AGRO DYNAMICS INC AND SUPPLIER SECTION 6.0 (A) OCCURS SUPPLIER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT IMMEDIATELY UPON WRITTEN NOTICE TO DISTRIBUTOR.

12.5. In the event that Mr. Michael A. DeGiglio is not Chief Executive Officer of Distributor or member of the Board of Directors of Distributor and/or ECS, the Board of Directors of ECS shall present Supplier within two (2) months a comprehensive and detailed succession plan regarding the newly appointed individual and the nature of the future business relationships between Supplier and Distributor.

12.6. In the event that Supplier decides to completely abandon sales and distribution of the Products in the Territory for financial, environmental or other reasons, Supplier may at this sole discretion terminate this Agreement with three (3) months prior written notice.


CLAUSE 13 - LAW APPLICABLE

13.1. This Agreement shall be deemed to have been made in Denmark, and Danish law shall apply to all disputes about its proper interpretation and application.


CLAUSE 14 - SETTLEMENT OF DISPUTES

14.1. Any disputes arising under this Agreement shall be settled in accordance with the "Rules of Procedure of the International Court of Arbitration" in Copenhagen.


CLAUSE 15 - MISCELLANEOUS

15.1. Distributor shall pay any stamp duty imposed in the Territory whereas Supplier shall pay the Danish stamp duty if any.

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15.2.    Either Party shall retain one copy of this Agreement duly signed.

15.3. If any of the provisions contained in this Agreement be or come illegal, such provisions shall be subject to re-negotiations and the remaining provisions of this Agreement shall remain in full force and effect.

15.4. Any amendments to this Agreement shall be deemed to be invalid unless made in writing and signed by both parties.

15.5. The Distributor will accept that the Supplier transfers all his rights and obligations to this Agreement to an "Affiliate" of the Supplier.

15.6. ECS and AGRO DYNAMICS INC has by co-signing this Agreement accepted the Agreement as jointly and severally liable for Distributor's obligations under the Agreement. WITH RESPECT TO PAYMENTS OF OVERDUE AMOUNTS THE LIABILITY ON THE PART OF ECS AND AGRO DYNAMICS INC WILL BE EQUIVALENT TO 51% OF ANY SUCH AMOUNT BEING OVERDUE AT ANY TIME.


                                      *****


(the Distributor)                             (the Supplier)
AGRO-DAN, INC.                                GRODANIA A/S


by:/                                          by:/
------------------------------------------       -------------------------------
Name:                                         Henrik Frank Nielsen
Title:                                        Managing Director

AGRO DYNAMICS, INC.


by:/
-----------------------------------------
Name:
Title:


ECOSCIENCE:


by:/
-----------------------------------------
Name:
Title:

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